Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
September 2, 2009	Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
CDF Funding, Inc.
5595 Trillium Boulevard
Hoffman Estates, Illinois 60192

Re:	CDF Funding, Inc. Registration Statement on Form S-3
We have acted as special counsel for CDF Funding, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-158937) relating to asset-backed notes (the “Notes”) filed with the Securities and Exchange Commission (the “Commission”) on May 1, 2009 (the “Registration Statement”) pursuant to the Securities Act of 1933, (as amended, the “Act”), registering asset-backed notes (the “Notes”) to be issued pursuant to the Master Indenture, dated as of August 12, 2004, and as supplemented by Supplement No. 1 to Master Indenture, dated as of May 5, 2005, Supplement No. 2 to Master Indenture, dated as of April 28, 2006, Supplement No. 3 to Master Indenture, dated as of June 30, 2006, Supplement No. 4 to Master Indenture, dated as of August 10, 2006, Supplement No. 5 to Master Indenture, dated as of November 9, 2006, Supplement No. 6 to Master Indenture, dated as of May 31, 2007, Supplement No. 7 to Master Indenture, dated as of August 2, 2007, Supplement No. 8 to Master Indenture, dated as of June 6, 2008 and Supplement No. 9 to Master Indenture, dated as of December 30, 2008, Supplement No. 10 to Master Indenture, dated as of June 26, 2009 and Supplement No. 11 to Master Indenture, dated as of August 5, 2009 (as amended, modified or supplemented, the “Master Indenture”), between the Trust and Deutsche Bank Trust Company Americas (successor in interest to Wilmington Trust Company), as indenture trustee (the “Indenture Trustee”), as supplemented by a related Indenture Supplement, substantially in the form filed as Exhibit 4.2 to the Registration Statement (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Master Indenture.
We have examined executed copies of the Registration Statement, the Master Indenture, the Indenture Supplement, the Receivables Purchase and Contribution Agreement, dated as of August 12, 2004, as amended by Amendment No. 1 to Receivables Purchase and Contribution

Agreement, dated as of May 5, 2005, Amendment No. 2 to Receivables Purchase and Contribution Agreement, dated as of August 10, 2006, Amendment No. 3 to Receivables Purchase and Contribution Agreement, dated as of April 26, 2007, Amendment No. 4 to Receivables Purchase and Contribution Agreement, dated as of May 31, 2007 and Amendment No. 5 to Receivables Purchase and Contribution Agreement, dated as of December 30, 2008, between the Registrant and the Trust, and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).
We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Series created as described in the Registration Statement and that the Notes will, at the Registrant’s direction, be sold by the Trust for reasonably equivalent consideration.
We have also assumed that: (i) the Transaction Documents and the Notes have been or will be duly authorized by all necessary corporate, limited liability company or trust action and (ii) the Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Indenture.
In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of the parties to the Transaction Documents and their affiliates are correct. In addition, we have assumed that the parties to each Transaction Document will satisfy their respective obligations thereunder. We express no opinion with respect to any Series of Notes for which we do not act as counsel to you.
On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that when the Indenture Supplement for a Series of Notes has been duly and validly authorized, executed and delivered by the Trust and the Indenture Trustee substantially in the form filed as an exhibit to the Registration Statement and the Notes of that Series have been duly executed, authenticated, delivered and sold as contemplated in the Master Indenture and the Registration Statement, such Notes will be legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.
We are members of the Bar of the State of Illinois and New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or at to any matters of municipal law or the laws of any local agencies within any state.
Very truly yours,
/s/ Mayer Brown LLP
MAYER BROWN LLP